Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333-217634, 333-210376, 333‑197737, 333‑180976, 333-108467, and 333‑90976) and in the registration statements on Form S‑3 (Nos. 333-217636 and 333‑209252) of Centene Corporation of our reports, dated February 19, 2019, with respect to the consolidated balance sheets of Centene Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Centene Corporation.
Our report dated February 19, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired Fidelis Care on July 1, 2018. Fidelis Care had total assets representing 19% of consolidated assets and total revenues representing 9% of consolidated revenues, as of and for the year ended December 31, 2018. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Fidelis Care’s internal control over financial reporting. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Fidelis Care.

/s/ KPMG LLP

St. Louis, Missouri
February 19, 2019